Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FIRST QUARTER 2020 RESULTS

MIDLAND, Texas, May 7, 2020/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its first quarter ended March 31, 2020.

For the quarter ended March 31, 2020, the Company reported revenues of $38,979,000 compared to $51,164,000 for the quarter ended March 31, 2019. For the first quarter of 2020, the Company reported net income of $993,000, or $0.04 per common share, compared to a net loss of $137,000 or $0.01 loss per common share for the first quarter of 2019. The Company reported EBITDA of $5,831,000 for the quarter ended March 31, 2020 compared to EBITDA of $5,960,000 for the quarter ended March 31, 2019.

During the first quarter of 2020, the Company operated three large channel count crews in the United States (“U.S.”), primarily in the Permian Basin, and a peak of three crews in Canada with varying utilization rates of the active crews during the quarter compared to a peak of five total crews, two of which were larger channel count, in the U.S. and a peak of four crews in Canada in the first quarter of 2019. The winter season in Canada concluded at the end of the first quarter of 2020 with limited seismic activities anticipated until the next winter season. Equipment stationed in Canada will be redeployed to the U.S. to service the Company’s clients, as needed. As in recent quarters, the majority of the Company’s projects are on behalf of multi-client companies in the U.S.

Capital expenditures for the first quarter of 2020 totaled $2,344,000 primarily for maintenance capital items and purchases of additional recording channels (as opposed to leasing such channels on less favorable terms). The Company’s Board of Directors has approved an initial capital budget of $5,000,000 for 2020. The Company’s balance sheet remains strong with $30,202,000 of cash, restricted cash and short-term investments and $50,744,000 of working capital as of March 31, 2020. The Company had notes payable and finance leases of $3,126,000 as of March 31, 2020.

The Company received loan proceeds of approximately $6.4 million on April 15, 2020 under the Paycheck Protection Program (the “PPP”) established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration (“SBA”). Since the issuance of the loan to the Company, additional guidance has been issued by the SBA and the Treasury Department that creates uncertainty regarding the qualification requirements for a PPP loan. Out of an abundance of caution and in light of the new guidance, the Company has determined to repay the PPP loan and intends to do so on or before May 14, 2020.

Stephen C. Jumper, President and Chief Executive Officer, said, “First quarter results were favorably impacted by the continued operation of three large channel count crews in the United States and a better than anticipated Canadian season. While we are pleased with our first quarter results, there have been numerous changes to the oil and gas industry and the overall market since we reported December 31, 2019 results in late February. The combination of the dissolution of OPEC oil production quotas, primarily by Saudi Arabia and Russia in early March, and the economic impact and resulting reductions in demand for oil caused by the COVID-19 pandemic, resulted in an oversupply of oil worldwide which caused oil prices to plummet from approximately $52 per barrel on February 1, 2020 to below $15 per barrel in March. Oil futures even went negative for a brief period in April. The drop in oil prices, despite the subsequent agreement between Saudi Arabia and Russia to withhold approximately 9.7 million barrels of oil from the world markets, has forced exploration and production companies to cut capital budgets 30% to 50%, resulting in rapid reductions in the number of new wells being drilled and completed. As in prior periods of capital expenditure reductions by our clients, demand for our services has declined accordingly. Since the onset of these unforeseen circumstances, we have experienced a reduction in requests for proposals and several large projects have been postponed. We continue to maintain close communication with our client base who are experiencing the same level of uncertainty as our company.”

Jumper continued, “Based on current, but rapidly changing information, we anticipate continued operation of two large channel count crews through the second quarter and into the third quarter of 2020. The second quarter will be somewhat negatively impacted as we redeploy a third smaller channel crew on a previously completed project, which experienced limited data drops from an undetected operational issue. In the current market environment, our visibility beyond the early part of the third quarter is limited. In response to this uncertainty, we reduced our non-field level support staff in April, which, after severance costs of $1.4 million in the second quarter, ultimately should result in annual savings of approximately $4.3 million. In addition, we reduced the base salaries of each of our senior executives by approximately 20% effective March 30, 2020 until February 11, 2023, unless otherwise determined by the Board, and many other employees have taken temporary salary reductions of varying levels, which we currently expect should result in an annual saving of approximately $0.9 million.

In response to the COVID-19 pandemic and its impact on our people, we instituted recommended CDC guidelines in early March including, but not limited to, social distancing, hygiene recommendations, small group limits, enhanced work-from-home guidelines, minimized office hours and weekly town hall telephone conferences to update employees and their families on the Company’s practices and protocols. We continue to observe applicable shelter-in-place directives and now that we are seeing certain areas in Texas and other locations begin to open up, we are reopening business locations provided that proper CDC guidelines are rigorously followed.

We continue to provide additional flexibility to work from home for those with pre-existing health concerns, child care issues, elderly in-home residents or other general concerns. At the crew level, we have implemented policies to eliminate large group gatherings, provided additional vehicles to reduce the number of people in a single vehicle traveling to and from project locations, increased utilization of radio communication, secured ample safe daily water supply, offered increased housing flexibility and relaxed field schedules to allow for individual needs. Most of our day to day operations consist of small, often times individual, isolated work groups.

While we face difficult challenges, perhaps some of the most difficult the oil and gas industry has ever faced, we are confident that the steps we have taken, both today and throughout the years, such as our commitment to a strong balance sheet, a scalable business structure that allows us to quickly adjust our operations and expenses up or down depending on market conditions, and an unremitting commitment to our employees, clients and shareholders, favorably positions us during these challenging times. Although there are significant near-term headwinds, we continue to believe that over the long term, seismic data will continue to add value to exploration and production companies’ drilling and development programs by helping to identify optimum well locations. I would like to personally thank all of our hard working employees, our valued clients and shareholders for their continued commitment and support during these challenging times.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its first quarter 2020 financial results on May 7, 2020 at 9 a.m. CT. Participants can access the call at 1-866-548-4713 (U.S.) and 1-323-794-2093 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through June 7, 2020 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 8318998. The webcast will be recorded and available for replay on Dawson’s website until June 7, 2020.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental United States and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s preliminary and unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss is presented in the table following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; changes in exploration and production spending by our customers and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers, particularly during extended periods of low prices for crude oil and natural gas; the volatility of oil and natural gas prices; changes in economic conditions; the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and gas; the current significant surplus in the supply of oil and the ability of the Organization of the Petroleum Exporting Countries (OPEC) to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry currently resulting from the impact of the foregoing factors, which is negatively impacting our business; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and remote work arrangements; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or day rate contracts; crew productivity; the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2020 and in our recent Forms 10-Q and 8-K filed with or furnished to the SEC, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is expected to be filed with the SEC on May 7, 2020. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited and amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Operating revenues	$38,979	$51,164
Operating costs:
Operating expenses	29,016	40,856
General and administrative	3,674	4,544
Depreciation and amortization	4,904	6,081
	37,594	51,481

Income (loss) from operations	1,385	(317)

Other income (expense):
Interest income	105	142
Interest expense	(40)	(158)
Other (expense) income, net	(458)	196
Income (loss) before income tax	992	(137)

Income tax benefit	1	—

Net income (loss)	993	(137)

Other comprehensive (loss) income:
Net unrealized (loss) income on foreign exchange rate translation, net	(1,199)	209

Comprehensive (loss) income	$(206)	$72

Basic income (loss) per share of common stock	$0.04	$(0.01)

Diluted income (loss) per share of common stock	$0.04	$(0.01)

Weighted average equivalent common shares outstanding	23,287,410	23,057,546

Weighted average equivalent common shares outstanding - assuming dilution	23,465,651	23,057,546

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,852	$26,271
Restricted cash	5,000	5,000
Short-term investments	2,350	2,350
Accounts receivable, net	32,518	24,356
Current maturities of notes receivable	67	66
Prepaid expenses and other current assets	9,739	7,575
Total current assets	72,526	65,618

Property and equipment, net	50,315	53,549
Right-of-use assets	6,251	6,605
Notes receivable, net of current maturities	1,380	1,394
Intangibles, net	356	385
Long-term deferred tax assets, net	—	57

Total assets	$130,828	$127,608

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,397	$3,952
Accrued liabilities:
Payroll costs and other taxes	3,463	1,963
Other	3,559	3,599
Deferred revenue	5,168	3,481
Current maturities of notes payable and finance leases	3,049	4,062
Current maturities of operating lease liabilities	1,146	1,200
Total current liabilities	21,782	18,257

Long-term liabilities:
Notes payable and finance leases, net of current maturities	77	96
Operating lease liabilities, net of current maturities	5,635	5,940
Deferred tax liabilities, net	22	—
Other accrued liabilities	150	150
Total long-term liabilities	5,884	6,186

Operating commitments and contingencies	—	—

Stockholders' equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 23,335,855 shares issued, and 23,287,410 shares outstanding at March 31, 2020 and December 31, 2019	233	233
Additional paid-in capital	154,438	154,235
Retained deficit	(48,738)	(49,731)
Treasury stock, at cost; 48,445 shares	—	—
Accumulated other comprehensive loss, net	(2,771)	(1,572)
Total stockholders' equity	103,162	103,165

Total liabilities and stockholders' equity	$130,828	$127,608

Reconciliation of EBITDA to Net Income (Loss)

(amounts in thousands)

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$993	$(137)
Depreciation and amortization	4,904	6,081
Interest (income) expense, net	(65)	16
Income tax benefit	(1)	0
EBITDA	$5,831	$5,960

Reconciliation of EBITDA to Net Cash Used in Operating Activities

(amounts in thousands)

	Three Months Ended March 31,
	2020	2019
Net cash used in operating activities	$(173)	$(1,567)
Changes in working capital and other items	6,508	8,237
Noncash adjustments to net income (loss)	(504)	(710)
EBITDA	$5,831	$5,960